EXHIBIT 21.1

SUBSIDIARIES

OF

ZOMAX INCORPORATED

Company	State or Place of Organization

Zomax Canada Acquisition, LLC	Minnesota
Zomax Canada Company(1)	Nova Scotia
Primary Marketing Group Limited	Ireland
Zomax Limited(2)	Ireland
Zomax U.S., Inc.	Delaware
Zomax International, Inc.	Delaware
Zomax Acquisitions, Inc.	Delaware
Zomax Mexico, S. de R.L. de C.V.(3)	Mexico

(1) Subsidiary of Zomax Canada Acquisition, LLC

(2) Subsidiary of Primary Marketing Group Limited

(3) Owned 50% by each of Zomax International, Inc. and Zomax U.S., Inc.